Exhibit 10.23
INVESTMENT MANAGEMENT AGREEMENT
This Investment Management Agreement (this “Agreement”) is entered into by and between Apollo Management International LLP, a limited liability partnership incorporated in England with registered number OC316197 (“AMI”), and [Aspen entity], a company domiciled in [     ] with registered number [     ] (“Client” and together with AMI, the “Parties” and each a “Party”), on [                              ] 2025.
WHEREAS:
(A)    Apollo Global Management, Inc. (“Apollo”) has created a business segment, of which AMI, which is 100% indirectly controlled by Apollo, forms a part, to centralise resources and expertise and provide investment management services and/or advisory services to its clients;
(B)    The Client is interested in benefitting from the resources and expertise of AMI and wishes to appoint it as the Manager (as defined below) in respect of the assets set forth in Annex A (the “Assets”), and AMI wishes to accept such appointment;
(C)    AMI shall be the investment manager under this Agreement (“Manager”), and references herein to the “Manager” shall be construed to mean AMI in respect of all Services (as defined at Section 2(a) below);
(D)    The Parties understand that limited personal data shall be processed or transferred under this Agreement;
(E)    AMI is authorized and regulated by the UK Financial Conduct Authority (“FCA”) with firm reference number 452877;
(F)    The Client is a company incorporated in [          ] and registered as an insurer which is authorised by [          ] and regulated by [          ].
(G)    An investment management agreement between the Client and Apollo Asset Management Europe PC LLP (“AAME PC”) dated [          ] (the “AAME PC IMA”) was novated on [          ] under a novation deed between the Client, AAME and AAME PC under which those three parties agreed to novate all of the rights and obligations of AAME PC to AAME.
In consideration of the mutual covenants herein, the Client and the Manager agree as follows:
1.    Appointment.
(a)    The Client hereby appoints the Manager as investment manager with respect to a segregated account in the name of the Client (the “Account”), upon the terms and subject to the conditions of this Agreement. The Manager hereby accepts the appointment and agrees to act as investment manager with respect to the Assets (i) in accordance with this

Agreement (ii) to the standard and with the diligence of a professional investment manager with knowledge and experience of the asset classes and transactions applicable to this Agreement, and (iii) in material compliance with applicable laws, regulations and rules and binding guidance of any regulatory authority to which it is subject and that are relevant to this Agreement. This Agreement supersedes and replaces the investment management agreement between the Parties dated [               ] (the “Original Agreement”) and any other previous agreement between the Parties relating to the subject matter of this Agreement, provided that the entry by the Parties into this Agreement shall be without prejudice to the Parties’ rights, obligations, actions and omissions under or in respect of the Original Agreement immediately before entry into this Agreement.
(b)    The Assets to be managed by the Manager pursuant to this Agreement shall be held at all times by the Client, as applicable, or its respective duly appointed custodian(s) or sub-custodian(s) (each, a “Custodian”).
(i)    The Manager shall not:
(A)    hold client money (within the meaning of the FCA Rules (as defined below), but will ensure that Account proceeds are paid into the bank account(s) of the Account notified to the Manager by the Client from time to time (the “Bank Account(s)”) on at least ten Business Days’ notice; or
(B)    provide any cash management services. The Client shall be entitled to transfer cash held in the Bank Account(s) for cash management purposes on at least ten Business Days’ notice to the Manager, provided that the balance(s) in the Bank Account(s) shall not as a result of such transfer(s) be below the minimum amount that is notified to the Client on at least three Business Days’ notice by the Manager acting reasonably and in good faith to cover proposed Investments, any follow on investments and draw down requests pending or expected, unsettled trades (if any), unfunded liabilities, FX margin and Expenses.
(ii)    The Manager shall:
(A)    not be responsible for the provision of any safe custody or settlement services in respect of the Assets or documents of title or certificates evidencing title thereto or hold Investments (as defined below) or other assets of the Client, in all cases that are safe custody assets or physical safe custody assets or other items that the Manager is not authorized to hold under applicable rules and regulations of regulatory authority;
(B)    ensure that any items referred to in Section (A) immediately above shall be received by the Custodian or, to the extent that the Custodian cannot hold such items for any reason, the Client, and the Client shall use commercially reasonable efforts to assist the Manager to ensure such receipt on the Manager’s reasonable request; and
(C)    at its election hold (or ensure that the Custodian or Client receives (as applicable)) any Assets or documents of title or certificates evidencing title thereto or Investments (as defined below) or other assets of the Client, that are not subject to Section (A) immediately above.
(iii)    Notwithstanding the foregoing, no power or authority granted to the Manager in this Section 1 shall authorize the Manager to obtain possession of any funds or securities of the Client and no investment advisory services provided by the Manager to the Client under this Agreement shall be deemed to authorize the Manager to obtain custody (as that term is defined in Securities and Exchange Commission (“SEC”) Rule 206(4)-2 (i.e., 17 CFR 275.206(4)-2) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) of any funds or securities of the Client. The selection and appointment of any Custodian shall be the sole responsibility of the Client. The Client shall be solely responsible for the selection and use of any bank or other entity with which cash is deposited. Notwithstanding anything in this Agreement to the contrary, neither the Manager nor any of its affiliates (other than the Client) shall have any liability to the Custodian.
(c)    The Services which the Manager provides to the Client pursuant to this Agreement do not constitute an exclusive arrangement. The Manager provides similar services to others (including unaffiliated third parties) and undertakes other business activities and retains any benefit received for such services.
(d)    The Client agrees to provide (or cause to be provided) to the Manager all information required in order for the Manager to render the Services under this Agreement, and the Manager shall be entitled to assume that any information or instructions communicated to it by the persons identified by the Client in Annex F (as updated and communicated to the Manager from time to time) are accurate and complete and properly authorized by the Client, and that in making investment recommendations to, or dealing in investments and contracts on behalf of, the Client, the Manager shall be entitled to rely on such information.
(e)    The Client has, on or around the date of this Agreement, provided the Manager with its internal guidelines and the investment objectives and investment restrictions that are to be complied with by the Manager, which guidelines may be specific to one or more classes of Asset and may be updated from time to time as provided by the Client and agreed by the Manager acting reasonably (the “Investment Guidelines”). The Investment Guidelines may be amended from time to time without formal amendment of this Agreement as mutually agreed by the Parties, provided that the Investment Guidelines relating to one or more classes of Asset may be withdrawn or reduced in scope under Section 2(c)(ii). The Manager may also invest the Account in shares, participations and other forms of equity or debt received or acquired as a result of a restructuring of an existing Investment or Asset, which, provided that such restructuring complies with the applicable terms of this Agreement, shall be deemed to be permitted under the Investment Guidelines. It shall be the sole responsibility of the Client to ensure that the Investment Guidelines comply with any laws, rules, regulation or other restrictions binding upon the Client with respect to the Assets. The Client shall have the right to receive information and issue instructions concerning the outsourced activities and functions. Any investment by or on behalf of the Client in any investment fund, partnership, limited liability company, corporation or similar investment vehicle in respect of which the Manager or its affiliate is one or more of the alternative investment fund manager, the investment manager or an investment adviser (a “Relevant Fund”) shall not be subject to the terms of this Agreement, excluding (x) any interest in a Relevant Fund that is held by or on behalf of the Client as at the date of this Agreement, and (y) any interest in an alternative investment vehicle or parallel fund held by or on behalf of the Client and made after the date of this Agreement and that is treated under the terms of the governing documents of the Relevant Fund as part of an existing commitment to that Relevant Fund.
(f)    In fulfilling its obligations under this Agreement, the Manager may delegate its functions, powers or duties under this Agreement (pursuant to a sub-delegation or sub-advisory agreement) to affiliates of the Manager (each a “Sub-Delegate”):
(i)    only to the extent that this is permissible under any relevant law, statute, regulation, rule or guidance of regulatory authority of competent jurisdiction, vote, order, injunction or approval of any government or political subdivision or any agency, bank or other instrumentality of either, or any court, tribunal, arbitrator or self-regulatory organization, in each case whether domestic, foreign or international, or rules of listing authority or stock exchange or other listing venue (“Applicable Law”);
(ii)    on advance written notice to the Client of any proposed sub-delegation of Services hereunder, which notice shall include the material terms and conditions of such proposed sub-delegation and the Manager shall provide to the Client such other information in respect of the Sub-Delegate or the sub-delegation that is reasonably required by the Client to comply with its obligations under applicable laws, rules, regulations or binding guidance of regulatory authority or appliable rule of stock exchange;
(iii)    with and to the extent of the Client’s prior written consent (such consent not to be unreasonably withheld);
(iv)    in accordance with this Agreement and the Sub-Delegate will have the same obligations with respect to the Client and the Manager as set out in this Agreement with regard to the delegated activities and that the adherence to these obligations by the Sub-Delegate is ensured; and
such sub-delegation will not affect the Manager’s contractual obligations and responsibilities under this Agreement, and, subject to Section 7, the Manager shall be liable for the actions and omissions of any Sub-Delegate.
(g)    All fees of any such Sub-Delegate(s) for Services under this Agreement shall be included in the Management Fee set forth in Annex D hereto and borne by the Manager.

(h)    For the purposes of and in accordance with the provisions of Section 1(f), the Client hereby consents to the appointment of each of (i) Apollo Capital Management, L.P. and (ii) Athene Asset Management, L.P., as a Sub-Delegate on terms substantially similar to the provisions of this Agreement (as applicable). Prior to instructing a Sub-Delegate, the Manager shall notify the Client and not less than 21 days prior to the commencement of the instructions, deliver all of the information necessary to complete a notification to the Client’s Board of Directors to ensure the fitness and propriety of the Sub-Delegate in its provision of the Services, in compliance with the Applicable Law.
(i)    Subject to Sections 1(f) and 1(g), the Manager may engage third parties to:
(i)    advise in relation to the performance by it of any of the Services; or
(ii)    perform any administrative or ancillary services required to enable the Manager to perform the Services;
provided, that the Manager shall (a) act in good faith and with due care in the selection, use and monitoring of such third parties, (b) be solely responsible for all costs, expenses and liabilities of any such third party, and (c) procure that any such third party is subject to and complies with obligations of confidentiality in respect of any information and documents relating to the Client that is provided to it by or on behalf of the Manager that are not less protective in respect of those items than the provisions of Section 12.
2.    Services.
(a)    The Manager shall perform the following services (the “Services”) in accordance with the terms of this Agreement:
(i)    purchase, management and sale of the Investments and Assets in compliance with the Investment Guidelines;
(ii)    Trade Execution Services (as defined at Section 2(b)(ii) below);
(iii)    exercise options and other rights relating to the Investments and Assets including in respect of consent and / or participation in dissolutions, bankruptcies, reorganizations, consolidations, mergers, sales, leases, mortgages, transfers or other changes affecting Investments;
(iv)    select brokers, dealers and other intermediaries to effect transactions in Investments and Assets;
(v)    manage or settle any claims, debts, damages, suits or legal proceedings;
(vi)    provide reports to the Client as detailed in Annex H;

(vii)    if the Manager is considering investing the Account in an Investment or an Asset that is subject to Investment Guidelines that specify a reference currency and that Investment or Asset is not denominated in that reference currency, the Manager shall notify the Client, and the Client shall be entitled on notice to the Manager to (a) waive that reference currency requirement in respect of that Investment or Asset (and may as a condition of that waiver require that an FX forward be effected between those two currencies), and/or (b) request the Manager to arrange the relevant FX forward, and if so notified the Manager shall use commercially reasonable effort to effect that FX forward; and
(viii)    the other duties and obligations of the Manager set out in this Agreement.
(b)    Subject to the Investment Guidelines and the terms of this Agreement, the Manager shall have full and sole discretionary authority, on the Client’s behalf and at the Client’s risk, to manage and control the Assets and to invest the Assets without any obligation to consult with or obtain the consent of the Client or any other person; provided, however, that the Client or Custodian(s) (as appropriate) will always retain custody of the Assets. Without limiting the generality of the foregoing, but subject to the Investment Guidelines, the Manager is authorized:
(i)    to make all decisions relating to the manner, method and timing of investment transactions (the “Investments”);
(ii)    to purchase, sell, transfer or otherwise deal in financial instruments on the Client’s behalf (the “Trade Execution Services”) and exercise all rights, powers, privileges and other incidents of ownership or possession (including the power to vote all proxies) with respect to the Assets subject to the limitation that the Manager shall not:
(A)    engage in stock-lending in respect of any Investments or Assets at any time;
(B)    charge, encumber, mortgage, or cause any other security or lien to be taken over, any of the Investments or Assets at any time; or
(C)    permit any of the items at 2(b)(ii)(A) or 2(b)(ii)(B) to occur in respect of the Investments or Assets, save to the extent:
(x) agreed in writing by the Client; or
(y) in respect of Section 2(b)(ii)(B) only, that item is part of, or inherent to, an Investment or Asset at the time of origination or purchase or any subsequent amendment or restructuring thereof; or is in connection with any action taken by the Manger pursuant to Section 2(b)(iii) or (v) below; or
(z) arises pursuant to operation of law or contract;

(iii)    to exercise options, conversion privileges, rights to subscribe for additional shares or other rights acquired with respect to Investments and to consent to or participate in dissolutions, bankruptcies, reorganizations, consolidations, mergers, sales, leases, mortgages, transfers or other changes affecting Investments; provided that, to the extent any Investment or Asset is in distress, insolvent, bankrupt, has sought relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or been the subject of a petition presented or proceedings served for its winding up or liquidation, or subject to a re-structuring, or work out, or entered into any rescheduling of indebtedness or compromise with or for the benefit of any one or more of its creditors, or subject to the appointment of an administrator, liquidator or receiver (or local equivalent) for it (a “Distressed Asset”), the Manager shall (A) notify the Client if any Investment or Asset becomes a Distressed Asset, and of any material developments in respect of any Distressed Asset, and (B) acting in good faith consult and discuss with the Client on a periodic basis and prior to any restructuring of such Investment or Asset being effected or any material action being taken by the Manager in respect thereof;
(iv)    to select brokers, dealers or other intermediaries for the execution, clearance and settlement of any transactions, including derivatives transactions (which derivative transactions shall solely be for the purposes of reducing risks or facilitating efficient portfolio management); provided that in making any such selection, the Manager will follow its best execution policy as in effect from time to time as well as the Investment Guidelines.
(v)    to settle, compromise or submit to arbitration any claims, debts, or damages, due or owing to or from the Client in relation to Investments, to participate in, commence or defend suits or legal proceedings and to represent the Client (all at the expense of the Client in accordance with Annex E) in suits or legal proceedings (including any class actions) relating to Investments, provided that:
(A)the Manager shall notify the Client as soon as reasonably practicable following it becoming aware of any such suit or legal proceeding; and
(B)in relation to any such suit or legal proceeding in which the Manager or person acting on its behalf shall represent the Client, the Manager acting in good faith shall: (x) use commercially reasonable efforts to provide written notice to the Client of any material updates thereto; and (y) consult and discuss with the Client on a periodic basis and prior to any material action being taken by the Manager in respect thereof; and
(vi)    to execute, in the name and on behalf of the Client, all such agreements and other documents (including settlement documents) and to take all such other actions which the Manager considers necessary or advisable to carry out its duties hereunder, and to make representations and covenants on behalf of the Client in connection therewith; provided, that the Manager shall not be required to take any action described in this Section 2(b) if the Manager determines that such action may result in a violation of Applicable Law.

(c)    To enable the Manager to exercise fully its discretion and authority as provided above, the Client hereby constitutes and appoints the Manager as the Client’s agent and attorney-in-fact with full power and authority for the Client and on the Client’s behalf to buy, sell and otherwise deal in Investments and contracts relating to the Assets during the term of this Agreement, provided that, notwithstanding anything in this Agreement to the contrary:
(i)    the Manager’s discretion and authority, and power as agent and attorney-in-fact, shall be subject to the terms of this Agreement, and to avoid doubt in respect of any Asset shall be subject to the relevant Investment Guidelines (subject to any applicable waiver thereof in accordance with the terms of this Agreement) in respect of that Asset;
(ii)    if the Client notifies the Manager that it wishes to cease investing in one or more classes of Assets or Investments and withdraws or reduces the scope of one or more Investment Guidelines (a “Stop Notice”), from the date that is ten Business Days after the date of that notice, the Manager shall not (unless and to the extent of the Client’s written consent) invest for or on behalf of the Client in that or those Assets or Investments, without prejudice to: (x) any existing Investments or Assets held in the Account (or any restructurings, upsizes or amendments thereto); or (y) any existing binding obligations or commitments entered into by the Manager for or on behalf of the Client under this Agreement and existing as of that date or (z) any proposed commitment which has been confirmed by or on behalf of the Manager and that has been communicated by the Manager to the Client prior to the date of the Stop Notice; and
(iii)    the Manager shall (to avoid doubt in all cases subject to Section 4(a)):
(A)in relation to Investments or Assets that are structured products, collateralised loan obligations, broadly syndicated loans, high yield bonds, listed bonds, other similar investments, and any other investments that are available for purchase and sale on one or more trading venues and regularly traded on (or under the rules of) that trading venue (“Public Assets”), use commercially reasonable efforts to assist the Client in selling Public Assets as notified to the Manager by the Client; and
(B)in relation to Investments or Assets that are not Public Assets (“Private Assets”), consider (acting reasonably) any request by the Client to assist it in selling any Private Asset(s) as notified to the Manager by the Client.
(d)    The Client further grants to the Manager, as the Client’s agent and attorney-in-fact, full power and authority to do and perform every act necessary and proper to be done in the exercise of the foregoing powers as fully as the Client might or could do if personally present and to execute and deliver all necessary or appropriate documents and instruments as agent for and on behalf of the Client with respect to the Investments and/or the Assets in all cases as is necessary and proper to perform the Services in accordance with the terms of this

Agreement. This power of attorney is coupled with an interest and shall terminate only on termination of this Agreement and shall be utilised solely for the purposes of giving effect to the powers of the Manager in this Agreement and at all times in accordance with the Investment Guidelines.
(e)    Notwithstanding anything in this Agreement to the contrary, the Manager shall not be deemed to assume any obligations of the Client under or in connection with the Assets, the Investments or any agreement to which the Client is a party.
(f)    The Client agrees that it will be responsible for any profit and loss due to fluctuations in exchange rates arising from transactions which are effected in a foreign currency and that the Manager or its affiliates may use such rate of exchange as reasonably determined (taking into account the Client’s interests) by the Manager or such affiliate in executing such transactions.
(g)    For the avoidance of doubt, neither the Client nor the Manager will provide any personal data to the other Party without agreeing beforehand suitable provisions for the protection of such personal data under Applicable Law.
(h)    Personal data provided by one Party hereto to the other Party shall be governed by Sections 9 and 11 below.
(i)    Distribution Election. The Client shall be entitled from time to time to notify the Manager that proceeds in respect of all or certain types of Assets shall be distributed to the Client and shall not be available to be re-invested and shall not form part of the Account. Any notice under this Section 2(i) shall take effect on twenty Business Days.
(j)    UN Principles for Responsible Investment.  The Client (a) represents to the Manager that (i) it is a signatory to the United Nations Principles for Responsible Investment (the “Principles” (which as of the date of this Agreement are set out in Annex I)), and (ii) the Client has an internal policy, consistently applied to all its investments, that any investment manager which it appoints must make a statement consistent with the following sentence, and (b) acknowledges that (i) Apollo is a signatory to the Principles, and (ii) the Manager has its own Sustainable Investing and Environmental, Social, and Governance Policy (the “Apollo Sustainable Investing Policy”) that may be in effect from time to time. Based solely on the foregoing representations and acknowledgements, subject to the Investment Guidelines and the Apollo Sustainable Investing Policy, the Manager confirms that it will use its commercially reasonable efforts to consider the Principles in connection with the Services to the extent applicable.
(k)    Any approval of the Client that is required under the Investment Guidelines shall be permissive only and not executive, and shall not otherwise affect the risk apportionment between the Client and the Manager under this Agreement.

3.    Compensation of Manager.
(a)    The Client shall pay to the Manager a Management Fee as compensation for performing the Services in accordance with the fee schedule attached as Annex D hereto (the “Fee Schedule”). The relationship between the Client and the Manager shall be that of persons carrying on independent businesses and dealing with each other at arm’s length. Such fees are exclusive of VAT and any VAT in respect of Services pursuant to this Agreement shall be payable by the Client, provided VAT is chargeable.
(b)    For the avoidance of doubt, the Fee Schedule covers the Services to be generally rendered by the Manager in the framework of this Agreement but it does not include any extraordinary engagement or mission that is in addition to the Services by reason of its nature, volume or other relevant circumstances that the Client may wish to entrust upon the Manager (or any of its affiliates). The Client and the Manager will reach a separate and specific agreement as to the terms and compensation for any such extraordinary engagement.
(c)    If the Parties disagree on the calculation of the Management Fee, the Parties or their designated representatives shall meet and attempt in good faith to resolve the dispute through negotiation within thirty (30) days after the Client’s receipt of the applicable management fee estimate or True Up. If the Parties are unable to resolve the dispute within such thirty (30) days, then the Parties shall appoint a mutually acceptable independent third party accounting firm to review the issue(s), and the decision of such accounting firm shall be final and binding on both Parties. Notwithstanding any such dispute, the Client shall timely pay any undisputed portion of any fees, whether such dispute results from differing valuation of assets, calculation of fees, or otherwise. If the final calculation of fees determined pursuant to this Agreement is greater than the undisputed portion of the fees, then the Client shall remit the difference to the Manager within ten (10) business days after such final decision. A “Business Day” means any day on which banks are open for business in London.
(d)    Expenses arising in connection with the investment of the Assets shall be borne in accordance with the Expense Schedule attached as Annex E.
4.    Allocation of Investments and Orders; Other Conflicts of Interest; Risk Factors.
(a)    Notwithstanding any other provision of this Agreement, the Manager shall manage all conflicts of interest in connection with this Agreement, including in relation to the Services, the Investments and Assets in all cases in accordance with Applicable Law, and the applicable policies of the Manager relating to conflicts from time, as of the date of this Agreement including the Manager’s conflict of interest policy, best execution policy, principal transactions and cross trades policy, code of ethics and the UK supplement to the Manager’s code of ethics, and their successors from time to time.
(b)    The Client acknowledges and understands that the Manager and its affiliates engage in an investment management and advisory business and other businesses apart from providing the Services, including sponsoring, managing and/or advising certain investment funds, separate accounts and/or investment vehicles. This may create potential conflicts of interest, including in relation to the Manager’s time devoted to providing the Services and the allocation of investment opportunities among any (A) investment fund, partnership, limited liability company, corporation or similar investment vehicle, (B) client or the assets or investments for the account of any client, and/or (C) separate account for which, in each case, the Manager or one or more of its affiliates acts as general partner, manager, managing member, investment adviser, sponsor or in a similar capacity (each account, entity or client listed in (A)-(C), an “Apollo Client”) including the Client that the Manager manages and/or advises (the “AMI Clients”).
(c)    Conflicts Policy. The Manager operates a conflicts of interest policy in relation to identifying, preventing and managing conflicts of interest that may adversely affect clients. In summary, the Manager’s policy is to seek in the first instance to prevent conflicts from arising. Where conflicts are unavoidable, the Manager seeks to identify them in advance and to take steps to manage them so that no client is disadvantaged. The steps taken will depend on the nature of the conflict. As a last resort, where the Manager is not reasonably confident that it is able to manage conflicts to adequately protect the interests of a client, the Manager shall clearly disclose the conflict in advance so that the Client can decide how to proceed. Further details of the Manager’s conflicts policy are available on request.
(d)    Disclosure of Conflicts. Whilst the Manager seeks to prevent or manage conflicts of interest and recognizes that disclosure of conflicts is a measure of last resort, there may be certain situations where the organizational and administrative arrangements established by the Manager will not be sufficient to ensure, with reasonable confidence, that risks of damage to the interests of the Client will be prevented. The Client hereby confirms and represents that it has received and understands: (i) the disclosures set forth in the Manager’s current regulatory disclosure brochure (Part 2 of Form ADV) regarding potential conflicts of interest and other risk factors as at the date of this Agreement (the “Risk Factors”); and (ii) current Part 2A and Part 2B of Form ADV filed with the U.S. Securities and Exchange Commission by one or more of the Manager’s affiliates as at the date of this Agreement (as updated by the Manager from time to time and available at: https://adviserinfo.sec.gov/firm/summary/143161) (“Form ADV”), and wishes to appoint the Manager pursuant to this Agreement notwithstanding the potential conflicts therein disclosed. Subject to the terms of this Agreement, the Client hereby consents to the Manager or any of its affiliates taking any action, or refraining to take any action, as described in the Risk Factors or Form ADV. Certain affiliates of the Manager are subject to disclosure obligations arising from their regulatory status in the United States and other jurisdictions, and the Risk Factors identify certain conflicts that are managed by the Manager or its affiliates with a view to ensuring that the interests of clients are not adversely affected as well as those situations where the organizational and administrative arrangements established by the Manager will not be sufficient to ensure, with reasonable confidence, that risks of damage to the interests of the Client will be prevented.
(e)    Without limiting the generality of the foregoing, the Manager is authorized to cause the Account to purchase Investments from or to sell Investments to any other Apollo Client (including AMI Clients) without seeking the consent of the Client, unless (i) the transaction is being effected at a price determined on a basis other than in accordance with the

Manager’s policies and procedures then in effect (as amended from time to time) or (ii) such consent is required by Applicable Law.
(f)    The duties of the Manager shall not be considered to be breached as a result of any events or circumstances outside the reasonable control of the Manager or that were not within the actual knowledge of the Manager or its affiliates, including, but not limited to, changes in the price or value of the Assets brought about through movements in the market, the reduction in and/or lack of availability of the Assets which were envisaged to be the subject matter of the advice, an inflow to, or outflow from, the assets of the Client or a benchmark, or caused by following an instruction given by the Client. If the Investment Guidelines are exceeded or breached, the Manager will:
(i)    notify the Client within 5 Business Days of becoming aware of the breach; and
(ii)    use commercially reasonable efforts to ensure that the affected Asset(s) complies with the Investment Guidelines, taking into account the interests of the Client, and update the Client.
(g)    The Client understands and acknowledges that all investment programs carry the risk of loss and there is no guarantee that any investment strategy will meet its objective. The value of the Assets may go down as well as up.
(h)    Notwithstanding any other provision in this Agreement, no warranty, assurance or undertaking is given by the Manager as to the performance, returns, increase in or retention of value or profitability of the Assets (or any part of it) or that any investment objectives or targets will be successfully achieved, whether in whole or in part.
(i)    Notwithstanding any other provision of this Section 4, the Manager shall comply with its legal, fiduciary and regulatory obligations in respect of conflicts, including without limitation:
(i)    to manage conflicts in accordance with its conflicts of interest policy;
(ii)    to ensure that the Manager acts in the best interest of the Client and in an honest, fair and professional manner; and
(iii)    any cross trades involving the Client shall be carried out in accordance with Apollo’s Principal and Cross Trade Policy, available to the Client on request.
5.    Statements, Reporting and Information.
(a)    The Client shall maintain oversight for the Services provided by the Manager hereunder and monitor such Services for quality assurance on an ongoing basis and in no event less than annually. The Manager shall provide reports to the Client as detailed in Annex H hereto (the “Reports”).

(b)    The Client may retain any firm or other person of its choice to perform certain accounting and book-keeping or other services. The Manager assumes no responsibility for acts or omissions of such firm or person in its performance of such services. Except as contemplated elsewhere in this Agreement or as otherwise required by Applicable Law, the Manager shall have no responsibility to provide any statements or information or to perform any other accounting, valuation or reporting functions or services to any such firm or person. However, where appropriate, the Manager will use best efforts to facilitate:
(i)    the Client’s access to pre-existing third party valuations; or
(ii)    in the absence of any such third party valuations, the Client’s commissioning of valuations from any third party (at the Client’s cost and expense).
This Section 4(b) does not affect the Manager’s obligation to provide the Reports or other information relating to the Services to the Client in accordance with the terms of this Agreement.
(c)    Subject to the terms of Section 11 (Data Protection); (i) the Client consents to the Manager providing it with any statements or information via electronic means including email and internet; (ii) the Client agrees that the Manager may transmit to the Client any such statement or other information through non-encrypted electronic mail and other electronic means, and; (iii) the Client assumes all responsibility for such transmission and acknowledges the risks involved.
(d)    Access to documents. The Manager shall provide to the Client:
(i)    electronic copies of all title and/or transaction documents relating to Assets or Investments in its possession, power or control, including in relation to Investments that it has executed on behalf of the Client under this Agreement;
(A)    within five Business Days of the Client’s request, in respect of a limited number of Assets and documents; or
(B)    as soon as is practicable and within 15 Business Days in respect of a request relating to a large volume of Assets and/or documents (and to avoid doubt a request in respect of ten or more Assets and / or 25 or more documents shall be deemed a large volume request).
The Client may share such documentation with its auditors, administrators and other similar service providers, subject to compliance with such confidentiality obligations and the execution of any confidentiality agreement, in all cases to the extent reasonably required by the Manager, or any hold harmless agreement required by any professional adviser whose advice is so provided;
(ii)    information and documents relating to any of the Services, the Account, Investments and Assets, and, subject to the Manager’s commercially reasonable efforts relating to underlying investments and assets, in all cases that the Client requires (and on the same timings as set out at Section 5(d)(i) above) to comply with Applicable Law applicable to the Client or the Client’s direct or indirect holding entity (including if it is publicly listed);
(iii)    on a commercially reasonable efforts basis information and documents (including drafts thereof) relating to any of the Assets that the Client requires in order to transfer such Asset(s), on the same timings as set out at Section 5(d)(i) above; and
(iv)    information and documents in respect of underlying investments and assets to the extent required to comply with Applicable Law applicable to the Client or the Client’s direct or indirect holding entity (including if it is publicly listed), provided in all cases that the Manager may redact any identifying information relating to any other client of the Manager or its affiliates to the extent required by binding confidentiality and/or applicable data protection obligations.
(e)    Key Person notification. The Manager shall notify the Client if any of James Zelter or John Zito ceases to be employed by, or otherwise provide services to, Apollo, the Manager or their affiliates.
6.    Termination.
(a)    This Agreement may be lawfully terminated as follows:
(i)    by either Party with or without cause as of the close of any calendar quarter upon not less than 90 days’ prior written notice to the other Party, or at such other times as the Parties may mutually agree, provided that the Manager will be entitled to receive the Management Fee, until the date on which all remaining Assets or Investments have been sold, withdrawn or transferred;
(ii)    by any Party as to itself when required by such Party’s regulator or by Applicable Law, upon providing written notice of such termination;
(iii)    by any Party following a material breach of this Agreement by the other Party, and if such breach is capable of remedy, if it is not remedied within twenty (20) Business Days of the first Party notifying the other Party of the material breach;
(iv)    by the Manager immediately by giving written notice if the implementation of any amendments to the Investment Guidelines with respect to the Services is impossible for, or cannot reasonably be expected of, the Manager, however, the Manager and the Client will co-operate and negotiate in good faith to attempt to find an acceptable position in respect of any amendments to Investment Guidelines prior to such notice of termination being served; or

(v)    by the Manager immediately upon written notice to the Client if any of the following acquires Control of the Client:
(A)    an insurer that writes one or more classes of insurance business that is the same as one or more classes of insurance business that is written by one or more of (i) Athene or Athora to the extent Apollo holds an equity interest therein or (ii) another insurer that is Controlled by the Manager or its affiliate or (iii) without prejudice to the foregoing, any Apollo Client from time to time;
(B)    any alternative asset management firm or private equity investment firm, or any investment fund or investment entity in respect of which such a firm is the investment manager or investment adviser;
(C)    any entity which would have a material adverse reputational impact on Apollo or its affiliates if the Manager were to continue to perform the Services to the Client, as determined by the Manager acting reasonably and in good faith; or
(D)    a person named on or Controlled by any person that is named on any of the following:
(I)the UK Consolidated list of targets or List of all asset freeze targets, the List of persons subject to restrictive measures in view of Russia’s actions destabilising the situation in Ukraine, and any other sanctions or equivalent list that is maintained by His Majesty’s Treasury (or its successor organisation);
(II)the Specially Designated Nationals and Blocked Persons List maintained by the US Office of Foreign Assets Control (“OFAC”);
(III)the Denied Persons List or Entity List each as maintained by the US Department of Commerce;
(IV)the Foreign Terrorist Organizations List maintained by the US Department of State;
(V)the Consolidated list of persons, groups and entities subject to EU financial sanctions maintained by the European Union’s European External Action Service;
(VI)the Consolidated United Nations Security Council Sanctions List maintained by the United Nations Security Council; or
(VII)any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of OFAC, the US Department of Treasury,

His Majesty’s Treasury, the European Union’s European External Action Service (or its or their successor organisations) or by any other government which of competent jurisdiction over the Manager or its affiliate,
(a “Sanctioned Person”)
“Control” and “Controlled” means the direct ownership and/or indirect beneficial ownership of more than 50% of the issued share capital of the Client or the legal power to direct or cause the direction of the general management of the Client.
(b)    Following notice of termination, the Manager shall:
(i)    not enter into any commitments to make new or additional Investments, but notice of termination shall not otherwise affect the Manager’s authority or obligations hereunder until all remaining Assets or Investments have been sold or withdrawn;
(ii)    use commercially reasonable efforts to sell, transfer or assign all Investments in an orderly manner, provided, however, that the Manager shall:
(A)    have no obligation to effect transactions that the Manager acting reasonably and in good faith determines will have an adverse impact on other Apollo Clients; and
(B)    be entitled to consider its fiduciary and other legal and regulatory duties to investors in other Apollo Clients;
(iii)    if the Client notifies the Manager within 10 Business Days of receiving or giving notice of termination of this Agreement that the Client wishes to transfer some or all Investments that are Public Assets, use all commercially reasonable efforts to transfer, at the Client’s expense, those Investments to the Client, its affiliate, or nominee, depositary or custodian to hold on behalf of the Client or its affiliate as the Client may notify the Manager.
(c)    Subject to Section 6(b)(iii) (and to avoid doubt subject to Section 4(a)), at any time following notice of termination, the Manager may elect, to sell, transfer or assign any Assets of the Account to one or more funds or accounts managed by any affiliate of Manager without seeking the consent of the Client, unless: (i) the transaction is being effected at a price that is less than either an Independent Quotation (as defined below), or the price determined on the basis of an independent valuation, which valuation is expected to be provided by the same independent valuation agent providing the periodic valuations of the relevant asset from time-to-time; or (ii) such consent is required by law. If Manager wishes to make such an election, it shall give at least 10 Business Days' written notice thereof to Client which notice shall state: (i) the Asset(s) being sold; (ii) the price to be paid for the Asset(s) and the proposed material terms of the transaction; (iii) a copy of the relevant Independent Quotation or, to the extent not already in the Client’s possession pursuant to Annex H, the independent valuation; and (iv) any other relevant terms reasonably requested by the Client which shall be provided promptly by the Manager. “Independent Quotation” being the price or valuation of the relevant Investment or Asset at the relevant time on a stock exchange, or regulated trading venue, or independent provider of pricing information (including Bloomberg), or regulated market maker or bank that makes a market in the relevant Investment or Asset, in all cases that is generally used by market participants to price and/or trade the relevant Investment or Asset.
Subject to Section 6(b)(iii), the Client will not direct or authorize the Custodian to effect any withdrawal or transfer of any Asset from the Account without affording the Manager a reasonable opportunity to exercise the foregoing election. The costs of any independent third party valuations in connection with such purchases shall be split equally between the Client and the relevant purchaser.
(d)    In the event of that the Client is subject to an actual or potential Change of Control (as defined below) during the term of the Agreement, the Parties agree to (i) discuss in good faith, acting reasonably, the principles as set out in paragraph 3 Annex J (Change of Control Planning), (ii) comply with paragraphs 1 and 2 of Annex J, and (iii) use all commercially reasonable efforts to implement any amendments to the Agreement arising from those discussions prior to any such Change of Control becoming effective.
A “Change of Control” occurs if any of the following occur:
(a)    a person who Controls the Client ceases to do so;
(b)    another person, or two or more persons acting in concert, acquire(s) Control of the Client;
(c)    the Client or the Manager or its affiliate accepts an offer (to avoid doubt which offer and/or acceptance may or may not be subject to one or more conditions) that would result in (a) or (b) immediately above;
(d)    one or more regulators of competent jurisdiction in respect of the Client and/or its affiliates approves or confirms that it will not exercise any veto right in respect of any transaction or arrangement that would result in (a) or (b) immediately above; or
(e)    either of (a) or (b) is reasonably in prospect following an announcement of a firm intention to make an offer by a person or two or more persons acting in concert (or local equivalent in the jurisdiction of the Client) in respect of the Client or the Client’s direct or indirect holding entity (including if it is publicly listed).
During the term of the Agreement, subject to Applicable Law and to any confidentiality obligation (excluding any such obligation entered into in bad faith to circumvent the disclosure obligation in this Section 6(d)), each Party shall provide written notice to the other Party as soon as reasonably practicable following it becoming aware of any potential or actual Change of Control in respect of the Client (except that neither party shall be required to notify the other where the person exercising Control immediately prior to such Change of Control is an investment fund or investment entity in respect of which Apollo is the investment manager).
(f)    Any termination of this Agreement shall not affect the rights or liabilities of either Party accrued prior to and including the date of termination. The provisions of this Section 6, and Sections 1, 2 (subject to this Section 6), 3, 4(a), 5, 7, 8, 9, 10 (in respect of representations given during the term of this Agreement), 11, 12, 13, 14(a), 15(d), 16, 17, 21 and 22, and any other provisions that are necessary to give effect to those Sections shall survive any termination of this Agreement.
7.    Standard of Liability; Indemnification.
(a)    To the maximum extent permitted by Applicable Law, the Client agrees that (i) the Manager will not be liable (whether directly or indirectly, in contract or in tort or otherwise) to the Client for any losses, claims, damages, expenses or liabilities (collectively, “Losses”) incurred by the Client that arise out of or are in any way connected with this Agreement, including but not limited to, any recommendation or other act or failure to act of the Manager or any such other persons under this Agreement, including but not limited to, any error in judgment, except in the case of Losses arising as a result of the material breach of this Agreement that has not been cured within 30 days after the Manager’s actual knowledge thereof, intentional misconduct, gross negligence or bad faith by the Manager in respect of its obligations and duties under this Agreement (in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment), and (ii) none of the Manager’s affiliates nor any of each of the Manager’s or its affiliates’ respective clients, partners, shareholders, members, managers, advisors, directors, officers, employees, consultants or agents will be liable (whether directly or indirectly, in contract or in tort or otherwise) to the Client for any Losses incurred by the Client or any other person that arise out of or are in any way connected with this Agreement (including but not limited to, any recommendation or other act or failure to act of the Manager or any such other persons under this Agreement, including but not limited to, any error in judgment); except that the Manager shall be liable to the Client with respect to a Sub-Delegate, in the case of Losses arising as a result of such Sub-Delegate’s material breach of this Agreement that has not been cured within 30 days after the Manager’s actual knowledge thereof, intentional misconduct, gross negligence or bad faith in respect of its obligations and duties owed to the Manager in accordance with Section 1(f) (as determined by a court of competent jurisdiction in a final non-appealable judgment). Under no circumstances shall the Manager be liable for any special, incidental, exemplary, consequential, punitive, lost profits or indirect damages, even if the Manager is advised of the possibility or likelihood of the same.
(b)    The Manager will be entitled to rely upon, and will not incur any liability for relying upon:
(i)    any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by any person from time to time notified by the Client to the Manager as being authorized to give instructions to the Manager for the purposes of this Agreement (and the Manager shall be entitled to treat such authority as continuing until such time as the Manager is notified by the Client to the contrary); or
(ii)    any statement made to it orally or by telephone and believed by it in good faith to be made by the proper person on behalf of the Client, in all cases provided that the Manager shall verify with the Client (or any person that the Client has notified the Manager in writing from time to time is a person who is authorized to give instructions to the Manager on behalf of the Client from time to time) any notice to the Manager by the Client, or other person or entity who is authorized to give instructions to the Manager on behalf of the Client from time to time, to make any payment relating to the Account, to transfer any Investment or Asset, or to change any receiving bank details, before effecting the matters that are the subject of that notice.
(c)    The Manager may consult with legal counsel, auditors and other experts selected by it in good faith, and will not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such legal counsel, auditors or experts. The Manager shall not be responsible for the loss of, or damage to, any investments or for any failure to fulfil its duties hereunder if such loss, damage or failure shall be caused by or be directly or indirectly due to war damage, enemy action, the act of any government or other competent authority, investment exchange or brokerage house, or of any riot, civil commotion, rebellion, fire, lock-out, strike, power failure, computer error or failure (beyond the reasonable control of the Manager), delay, breakdown, failure or malfunction of any external telecommunication or computer service or electronic transmission systems, unavailability of market prices or suspension of dealing on relevant exchanges, or other cause beyond the control of the Manager.
(d)    The Client shall indemnify and hold harmless each of the Manager and its affiliates and each of their respective clients, partners, shareholders, members, managers, advisors, directors, officers, employees, consultants and agents (each an “Indemnified Person”) from and against any and all Losses incurred in connection with this Agreement; provided that the Client shall not be liable for any Losses pursuant to this Section 7(d) in the case of Losses arising as a result of the intentional misconduct, gross negligence or bad faith of such Indemnified Person (in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment); provided, further, that no action taken or refrained from being taken by the Manager based on instructions received from any of the authorized persons of the Client reasonably believed by the Manager or Indemnified Person to be genuine shall constitute intentional misconduct, gross negligence or bad faith by the Manager or Indemnified Person. The Client shall advance all such amounts (including reasonable attorneys’ fees and other costs of investigating and defending any claim) as they are incurred, subject only to receiving upon request an undertaking by or on behalf of the Manager or Indemnified Person to repay any amounts that are ultimately determined not to be subject to indemnification hereunder. The right to indemnification granted by this provision shall be in addition to any rights to which the Indemnified Person may otherwise be entitled and shall inure to the benefit of the successors or assigns of such Indemnified Person.

(e)    To the extent that, at law or in equity, any Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Client, the Indemnified Person acting under this Agreement shall not be liable to the Client for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnified Person otherwise existing at law or in equity to the Client, are agreed by the Client to restrict or eliminate to that extent such duties and liabilities of such Indemnified Person.
(f)    Any indemnity provided in this Section 7 shall continue to afford protection to each Indemnified Person regardless of whether such Indemnified Person remains in the position or capacity pursuant to which such Indemnified Person became entitled to exculpation or indemnification under this Section 7.
(g)    The term “gross negligence” shall have the meaning ascribed to such term under the laws of the State of New York.
8.    Certain Regulatory Matters (FCA Rules).
(a)    This Section 8 covers certain matters as required by the FCA Handbook of Rules and Guidance (the “FCA Rules”) and Commission Delegated Regulation (EU) 2017/565 (the “MiFID II Organisational Regulation”). Terms and expressions used in this Section 8 but not defined herein shall have the same meaning given to them in the FCA Rules.
(b)    Contact Details. Contact details for the Manager are set out in Section 17 below.
(c)    Communications. All communications made under or in connection with this Agreement shall be made in English.
(d)    Regulatory Status.
Apollo Management International LLP is authorised and regulated by:
Financial Conduct Authority
12 Endeavour Square
London E20 1JN
United Kingdom
(e)    Compensation. As an overseas financial services institution (as that term is defined in the FCA Rules), the Client is not eligible to claim compensation under the Financial Services Compensation Scheme.
(f)    Financial Instruments. The financial instruments invested in by the Manager on behalf of the Client will typically be those for which the identified target market is professional clients. The Manager may, if it thinks fit, also invest in financial instruments for which the identified target market is retail clients, if the Manager otherwise considers those financial instruments suitable having regard to the Client’s investment objectives.

(g)    Client Categorisation. Based on the information obtained in respect of the Client, the Manager has categorized the Client as a per se professional client in relation to the Services provided under this Agreement. The Client agrees and acknowledges that it is responsible for keeping the Manager informed about any change to the Client’s circumstances that could affect the Client’s categorization as a professional client. The Client is entitled, pursuant to the FCA Rules, to request that it be categorized as a retail client. However, the Client acknowledges that if the Client requests to be categorized as a retail client in order to benefit from a higher level of protection under the FCA Rules, the Manager will no longer be able to provide the Services to the Client under this Agreement as it is not authorized by the FCA to provide investment services to retail clients.
(h)    Order Execution.
(i)    Where the Manager provides Trade Execution Services or receives and transmits or places orders on behalf of the Client with other entities for execution, it will comply with its execution policy as may be amended by Manager from time to time (the “Order Execution Policy”), a summary of which has been provided to the Client separately or is hereafter provided to the Client from time to time, and a complete version of which will be made available to the Client upon request. The Client agrees to the terms of the Order Execution Policy and further agrees that the Manager may execute the Client’s orders outside of a Regulated Market or Regulated Trading Venue (each as defined under the FCA Rules). Where specific instructions are given by the Client, the Manager need not comply with its Order Execution Policy to the extent of those instructions and will instead execute orders in compliance with the Client’s instructions. The Client instructs the Manager not to make public client limit orders (as defined in the FCA Rules) in respect of shares admitted to trading on a Regulated Market or Regulated Trading Venue which are not immediately executed under prevailing market conditions.
(ii)    Subject to the Order Execution Policy and instructions from the Client, where applicable, the Manager may effect transactions with such counterparties and on such trading venues or facilities as it considers appropriate. If any counterparty fails to deliver any necessary documents or to complete any transaction, the Manager shall take reasonable steps on behalf of the Client to rectify such failure or obtain compensation in lieu thereof provided that the Manager shall not be required to commence any litigation. All resulting reasonable costs and expenses properly incurred by the Manager shall be paid by the Client.
(iii)    The Client acknowledges that certain of its transactions may be subject to the provisions of MiFID, which applies certain transaction reporting obligations directly on the Client in respect of the Assets, including, but without limitation, the procurement of a valid Legal Entity Identifier (being the code made up of 20 alphanumerical digits which is used to uniquely identify every legal entity or structure, in any jurisdiction, that is party to a financial transaction). The Client undertakes to provide in a timely fashion all such information (including, but not limited to, the Client’s Legal Entity Identifier) and documentation and to promptly take all such action as the Manager may from time to time reasonably require (including, if requested, information as to the overall position in a certain security for purposes of identifying whether there is an overall short position) in relation to the MiFID transaction reporting obligations.
(iv)    Notwithstanding any other provision of this Agreement, the Manager may disclose any confidential information relating to transactions undertaken pursuant to this Agreement to a regulatory authority as may be required in order to satisfy MiFID transaction reporting obligations.
(i)    Aggregation of Orders. The Manager or its affiliates may aggregate orders on behalf of the Client with those of its or its affiliates’ other clients (e.g., the Apollo Clients and the AMI Clients). The Manager and its affiliates will allocate such orders on a fair and reasonable basis, but the Client acknowledges and agrees that aggregation may operate to the advantage or disadvantage of the Client.
(j)    Third Party Benefits. The Manager may, from time to time, accept minor non-monetary benefits from third parties in connection with the Services it provides to the Client where the Manager considers that these are capable of enhancing the quality of service provided to the Client and are of a scale and nature such that they could not be judged to impair compliance with the Manager’s duty to act in the best interests of the Client.
Such benefits may include:
•Publicly Available Research
Research that is generally available to the public or to any person who wants to receive it.
•Non-Substantive Commentary
For example, short term market commentary on the latest economic statistics or company results, or information on upcoming releases or events.
•Issuer-Sponsored Research
Written material from a third party that has been commissioned and paid for by a corporate issuer or potential issuer to promote a new issuance by the company or on an ongoing basis.
•Connected Research
Research relating to a new issue of shares, debentures, warrants or certificates representing certain securities which is produced by the underwriter or placement agent prior to the issue being completed and made available to prospective investors in the issue.
•Research Trials
Research received on a short term basis so that the Manager or its affiliates can evaluate the research provider’s research service.

•De Minimis Hospitality
Hospitality of a reasonable de minimis value received in the course of business meetings, conferences or other business-related events.
•Conference Attendance
Participation in conferences, seminars and other training events on the benefits and features of specific financial instruments or investment services.
The Manager may from time to time offer to third parties ordinary course business hospitality or entertainment where it considers the relationships developed through such interactions will result in an enhanced quality of service being provided by Manager to its clients.
(k)    Suitability. Based on information provided by the Client, in carrying out the Services under this Agreement the Manager shall be responsible for assessing the suitability of investments for the Client as required by the FCA Rules. The reason for assessing suitability is to enable the Manager to act in the Client’s best interest. For these purposes, the Manager is entitled to assume that the Client has the necessary level of experience and knowledge in order to understand the risks involved in the transaction or in the investment of the Assets. The Client is responsible for ensuring that the information provided to the Manager is kept up to date so as to enable the Manager to make the relevant suitability assessment for the Client. The level of risk to be reflected in the Manager’s exercise of discretion, including the Client’s ability to bear losses and its risk tolerance, are set out in the Investment Guidelines and the Manager shall be entitled to assume that the Investment Guidelines are comprehensive in this regard.
(l)    Reporting of Costs and Charges Information. Where the Manager is required to provide annual ex post information about costs and charges to the Client, the Client agrees and acknowledges that such information shall be provided in respect of an annual period ending on 31 December each year, and the first such information shall be provided for a partial period commencing on the effective date of this Agreement and ending on the next following 31 December.
(m)    Recording of Telephone Conversations. Subject to compliance with Applicable Law, either Party may record telephone conversations with the other. The Manager may record or monitor telephone conversations and other communications with or by the Client (including mails, emails or documentation of client orders made at meetings). The Client agrees that the Manager may deliver copies or transcripts of such recordings to any court or competent regulatory authority. A copy of any such conversations with the Client and communications with the Client will be available on request for a period of five years (or, if requested by the FCA or otherwise determined by the Manager, seven years) from the date when the record is made.
(n)    Complaints. If the Client has any complaint about the performance of the Manager under this Agreement, that complaint should be directed, in the first instance, to InvestorServices@Apollo.com. A copy of the Manager’s complaints management policy is available on request. The Client acknowledges that it is not eligible to complain to the Financial Ombudsman Service.

(o)    Liability under the Regulatory System. Nothing in this Agreement shall exclude or restrict any liability of the Manager to the Client under the UK regulatory system (as defined in the FCA Rules).
(p)    Supremacy. To the extent that any provisions of this Agreement conflict with this Section 8, this Section 8 shall prevail.
9.    Special Regulatory Matters
(a)    For purposes of complying with regulatory duties and only to the extent relating to the Manager’s obligations under this Agreement, the Manager will:
(i)    enable the Client and the internal and independent auditors of the Client and its subsidiaries, as well as the representatives of or, as the case may be, all applicable regulatory authorities of the Client or any legal successor, or any other competent supervisory authority (hereinafter referred to as “Supervisory Authority”), to (a) carry out on-site inspections and access its business premises for this purpose as well as its data processing systems and data, (b) access all company books and other files, business records and business materials (hereinafter jointly referred to as the “Books”), and it will enable the copying of the Books, to the extent these relate to the Manager’s duties under this Agreement, (c) access information and documents relating to Investments and Assets in the Account (and the Manager will use commercially reasonable efforts to provide access to information and documents relating to underlying investments and assets) that are in the possession of the Manager or its affiliate, in all cases if this is required by the Client, a Supervisory Authority, or any person entrusted with the audit or Supervisory Authority, as part of any regular audit or ad hoc audit of the Books, or in connection with the audit of the Client’s financial statements in accordance with its bye-laws, or any Applicable Law. Unless required otherwise by Applicable Law or the respective Supervisory Authorities, tax or any other competent authorities:
(A)    the Client will provide the Manager with reasonable prior written notice of an audit;
(B)    audits shall be conducted no more frequently than annually, except where:
(I)    more frequent controls are mandatory from the Client’s perspective or reasonably necessary to ensure that the Client or the Client’s direct or indirect holding entity (including if it is publicly listed) complies with Applicable Law;
(II)    if a matter has had or could reasonably have a material adverse impact on the Client;
(III)    if the Client has reasonably identified evidence of matters that have or could reasonably have a material adverse impact on the Manager’s ability to properly perform its duties and obligations under this Agreement, or

(IV)    where a Supervisory Authority requests the same; and
(C)    the Client and its auditors will conduct such audits only during normal business hours;
(ii)    assist in the performance of the above audits at any time and refrain from interfering with such audits in any way. In connection with the above-mentioned audits, the Manager is obliged to reply within a reasonable period of time to any questions which are addressed to the Manager directly by the Supervisory Authority if appropriate and necessary for the purposes of supervision. Any audits performed by the Client must be co-ordinated with the Manager, unless co-ordinating such audits with the Manager is prohibited by any statutory requirements or requirements imposed by any Supervisory Authority;
(iii)    co-operate with any Supervisory Authority in respect of the Services and for the purposes of supervision of the Client by a Supervisory Authority, and reply to any questions a Supervisory Authority directs to the Manager;
(iv)    undertake measures that are appropriate from organizational, human resources, technical and structural points of view to ensure that the provision of access to the processing systems used by the Manager for the purpose of performing its contractual duties is in accordance with any and all applicable provisions and conditions imposed by any Supervisory Authority or person entrusted with the audit. Further, the Manager will grant access to data related to this Agreement exclusively to duly authorized persons (also of group companies) who are subject to the aforesaid data protection obligations with regard to the performance of this Agreement. The obligations of the Manager in this sub-section 9(a)(iv) are subject to the further provisions of Section 11 hereof;
(v)    take appropriate precautions to ensure that it has adequate contingency plans in place to deal with emergency situations or business disruptions and periodically tests backup facilities where necessary, taking into account the Services;
(vi)    promptly disclose to the Client any development which may have a material impact on the Manager’s ability to carry out the Services and activities effectively and in compliance with Applicable Law and regulatory requirements, including, but not limited to the revocation of the Manager’s license;
(vii)    undertake to maintain adequate internal risk management and control systems and to adequately take account of the Services under this Agreement in its internal risk management and control systems;
(viii)    undertake to ensure that any member of the Manager’s personnel who will be involved in providing the Services and activities under this Agreement is sufficiently qualified and reliable and suitably experienced and competent to perform the tasks falling within their respective responsibilities. The Client is entitled to request reasonable evidence regarding the level of experience of the Manager’s personnel involved in providing the Services under this Agreement at any time during the term of this Agreement; and

(ix)    undertake to provide the Client with information in relation to the Services and their performance upon reasonable and written request and to act in accordance with the reasonable instructions of the Client in relation to the Services.
(b)    The Manager will release its auditors ((internal or otherwise) and all other persons required by law or by any Supervisory Authority, respectively, to perform any external audit) from their confidentiality obligations vis-à-vis the Client, the Client’s internal auditors, the group auditors or any auditors instructed by the Client or any Supervisory Authority, respectively, to the extent this is necessary for the performance of the Manager’s obligations as provided for in this Agreement, or for the performance of any legal, regulatory, or intra-group obligations of the Client, and provided that this will not breach any other contractual or statutory confidentiality obligations or regulatory or legal requirements of the Manager. Contractual confidentiality obligations do not conflict with the provision of information for the purpose of complying with any regulatory duties.
(c)    All of the above rights to audit and inspect will continue to exist and be in effect after the termination of this Agreement, for a period of three (3) years from the end of the calendar year in which this Agreement is terminated. During this period, all documents, including the Books, must continue to be available. To the extent that any documents, including the Books, due to any statutory or regulatory period applicable to the Client, must be retained for any longer period, such statutory or regulatory period shall be complied with by the Manager. The Manager must ensure that the Client will continue to hold all rights to the Books and all relevant documents, even after the expiry of the retention period, and must return such Books and other documents to the Client upon being requested to do so. The provisions of this Section 9 relate to any and all documents prepared and used as part of the performance of Services under this Agreement, regardless of whether these are available in hard copy or in electronic form.
(d)    In the event that the registered seat of the Manager will be relocated to another country during the term of this Agreement, the Manager represents and undertakes to the Client that (i) it will inform the Client of such envisaged relocation or cessation in advance in order to ensure that the Client can inform their Supervisory Authority of such relocation or cessation in a timely manner and in accordance with all of the Client’s regulatory obligations and (ii) that the performance of the Services, in particular the regulatory duties in accordance with this Section 9, will not be affected by it unless in direct contravention of the Manager’s own regulatory requirements, and the rights set out therein required by the Client or any person entrusted with the audit or Supervisory Authority, may be exercised effectively and without any limitation on an ongoing basis.
(e)    The Client shall inform the Manager of any developments that may impair the performance of the outsourced activities and processes by the Manager. This applies to any circumstances that cannot be discerned by the Manager and which may affect its ability to provide the Services agreed hereunder.
(f)    [Not used.]

(g)    The Manager hereby agrees with and undertakes to the Client (in each case, in order that a Supervisory Authority can properly carry out its supervisory functions):
(i)    to co-operate with the Supervisory Authority in connection with the provision by the Manager of the Services to the Client;
(ii)    to provide to the Client and the Supervisory Authority effective access to data related to the Services; and
(iii)    to provide to the Supervisory Authority effective access to the Manager’s business premises and to enable the Supervisory Authority to exercise such right of access.
(h)    If any aspect of this Section 9 ceases to be required by Applicable Law, the Parties shall amend this Section 9 accordingly.
10.    Representations and Warranties.
(a)    The Client represents and warrants to the Manager and agrees with the Manager as follows:
(i)    the Client has the requisite legal capacity and authority to execute, deliver and perform its obligations under this Agreement including the granting of a power of attorney to the Manager. This Agreement has been duly authorized, executed and delivered by the Client and is the legal, valid and binding agreement of the Client, enforceable against the Client in accordance with its terms. The Client’s execution of this Agreement and the performance of its obligations hereunder do not conflict with or violate any provisions of the governing documents of the Client, the terms of its authorisation pursuant to Applicable Law, any requirement under the regulations, rules or any direction or supervisory order issued by the Supervisory Authority pursuant thereto (if any), or any obligations by which the Client is bound, whether arising by contract, operation of law or otherwise. The Client will deliver to the Manager evidence of the Client’s authority and compliance with its governing documents on the Manager’s request;
(ii)    The Client is and will remain the sole beneficial owner of all Assets and there are no restrictions on the pledge, transfer or sale of such Assets, save as may be caused by the action or inaction of the Manager or its affiliate, or under the terms of applicable constitutive or governing documents or other agreements to which an Asset is subject;
(iii)    the Client is experienced in the engagement of investment advisers and is aware of the risks associated with such engagements, including the risks described in the Risk Factors;
(iv)    the Client has been given the opportunity to ask questions of, and receive answers from, the Manager concerning the merits and risks of such strategies and the types of Investments that may be made by the Manager pursuant thereto and in accordance with the terms of this Agreement, and has obtained, in the Client’s judgment, sufficient information from the Manager with respect thereto;
(v)    the Manager shall not be responsible nor liable for payment of any taxes due on capital or income held or collected for the Account;
(vi)    the Client will not authorize anyone other than the Manager to invest for the Account;
(vii)    the Client is an insurance company within the meaning of Section 203(b)(2) of the Advisers Act;
(viii)    the Client is NOT a bank holding company (or affiliated with a bank holding company) as defined in Section 2(a) of the U.S. Bank Holding Company Act of 1956, as amended (the “BHC Act”), a non-bank subsidiary of such a bank holding company or an entity that is subject to the restrictions of the BHC Act pursuant to the International Banking Act of 1978;
(ix)    the Client is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933 (“Securities Act”);
(x)    the Client, to the best of its knowledge, confirms that it is not a “U.S. Person” as defined in Rule 902 of Regulation S under the Securities Act;
(xi)    the Client, to the best of its knowledge, confirms that it is not an “employee benefit plan” within the meaning of, and subject to, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and none of the assets constitute or will constitute “plan assets” for purposes of ERISA, as determined under Section 3(42) of ERISA;
(xii)    the Client is not a commodity pool and neither the Client nor any person with trading authority over the Client’s accounts is required to be registered as a commodity pool operator under the Commodity Exchange Act, as amended (the “CEA”);
(xiii)    the Client is a “qualified eligible person” as defined in Regulation 4.7 issued by the Commodity Futures Trading Commission (the “CFTC”) under the CEA and acknowledges that it has not been furnished with a disclosure document prepared in accordance with CFTC Regulation 4.31 because no such document is required pursuant to CFTC Regulation 4.7;
(xiv)    the Client is not an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), nor does the Client rely on Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act to avoid being an “investment company”;
(xv)    the Client has received a copy of the Apollo Capital Management, L.P.’s Form ADV as required by Rule 204-3(b) of the Advisers Act, it being understood that the

Manager is registered as an investment adviser relying on Apollo Capital Management, L.P.’s investment adviser registration with the SEC;
(xvi)    none of the initial Assets were obtained from any Sanction Person, nor is the Client a Sanctioned Person and none of such assets was derived from illegal activities;
(xvii)    the Client will provide the Manager with such additional tax, regulatory or other information relating to the Client as the Manager may from time to time reasonably request and that is in the power, possession or control of the Client and is necessary for the Manager to comply with (or to assess its compliance with) Applicable Law or to obtain any exemption, exclusion, reduction or refund of applicable taxation for the Client, and acknowledges that failure to provide requested information may (A) subject the Client to withholding taxes, information reporting and mandatory redemption with respect to the Client’s interest in an Investment or (B) result in the inability of the Account to participate in an investment opportunity;
(xviii)    the Client will notify the Manager, in writing, of (1) any termination, merger or consolidation of the Client, or transfer of the Assets to any employee benefit plan (as described under Section 10(a)(xi) above), and (2) any amendment to the organizing documents of the Client or any related instrument that would reasonably be expected to materially affect the activities of the Manager contemplated hereunder.
(b)    The Manager represents and warrants to the Client and agrees with the Client as follows:
(i)    the Manager has the requisite legal capacity and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Manager and is the legal, valid and binding agreement of the Manager, enforceable against the Manager in accordance with its terms. The Manager’s execution of this Agreement and the performance of its obligations hereunder do not conflict with or violate any provisions of the governing documents of the Manager, the terms of its authorisation pursuant to Applicable Law, any requirement under the regulations, rules or any direction or supervisory order issued by the Supervisory Authority pursuant thereto (if any), or any obligations by which the Manager is bound, whether arising by contract, operation of law or otherwise. The Manager will deliver to the Client evidence of the Manager’s authority and compliance with its governing documents on the Client’s request;
(ii)    the Manager is registered as an investment adviser under the Advisers Act and is included as a “relying adviser” in the Form ADV filed by Apollo Capital Management, L.P.;
(iii)    AMI is authorized and regulated by the UK FCA with firm reference number 452877 and shall remain so authorized and regulated at all times during the term of this Agreement;

(iv)    the Manager will notify the Client, in writing, of (1) any termination, merger or consolidation of the Manager, or transfer of its assets to any employee benefit plan (as described under Section 10(a)(xi) above), and (2) any amendment to the organizing documents of the Manager or any related instrument, in each case to the extent that it would reasonably be expected to have a material adverse effect on the ability of the Manager to perform the Services;
(v)    none of the Assets have been purchased from any Sanctioned Person, the Manager is not a Sanctioned Person, and none of the Assets is derived from illegal activities;
(vi)    neither the Manager nor any affiliate that performs Services:
(A)is subject to investigation by any regulatory authority or any litigation, arbitration or other proceeding, pending or threatened, that claims or alleges fraud, willful misconduct or a violation of any securities law that materially impacts (or which could impact) the Manager’s ability to provide the Services; or
(B)has breached any sanctions laws or regulations promulgated, administered or enforced by the United States and the Office of Foreign Assets Control, the United Nations, the European Union, the United Kingdom, or other applicable sanctions authority;
(vii)    the Manager has in place and shall maintain business continuity and disaster recovery policies and procedures that comply with Applicable Law; and
(viii)    the Manager will have and maintain at all times professional indemnity insurance with limits of indemnity which are appropriate for the nature and extent of its business.
(c)    Each of the foregoing representations shall be continuing during the term of this Agreement. If at any time any event has occurred that would cause any such representation no longer to be true, the affected Party shall give prompt written notice of such change to the other Party.
11.    Data Protection.
(a)     Both Parties, acting as data controllers, agree that they have complied, and will continue to comply, with their respective obligations relating to personal data that apply to them under applicable data protection laws (including implementing appropriate technical and organisational security measures to protect the personal data).

(b)    Each Party warrants to the other Party that any personal data provided by the first Party and received by the other Party has been collected and transferred to the other Party in accordance with Applicable Law, (including data protection laws). In particular, each Party warrants that:
(i)    it has provided adequate notices to, and obtained valid consents from, the relevant data subjects, in each case, to the extent necessary for the other Party and/or its service providers or agents to process such personal data in connection with this Agreement which may include the transfer of such personal data outside of the UK and the European Economic Area (“EEA”); and
(ii)    it shall not, by act or omission, cause the other Party to violate any applicable data protection laws, notices provided to, or consents obtained from, data subjects as a result of processing such personal data in connection with this Agreement.
12.    Confidentiality.
(a)    The Manager agrees to maintain in strict confidence all confidential information regarding the Client that is furnished to the Manager by or on behalf of the Client, and the Client agrees to maintain in strict confidence all confidential information, including investment advice furnished to the Client by or on behalf of the Manager (collectively, “Confidential Information”).
(b)    The term “Confidential Information” does not include information which (i) is part of the public domain or becomes part of the public domain other than by way of unauthorized disclosure by the other Party; (ii) was available on a non-confidential basis prior to its disclosure hereunder; (iii) is independently developed by the other Party; or (iv) becomes available to the other Party from another source; provided that such source is not, to the other Party’s knowledge, bound by a confidentiality agreement or other duty of confidentiality.
(c)    Notwithstanding the foregoing, if a Party is required by any law, rule, order, or other mandatory obligation imposed by any governmental, judicial, regulatory or self-regulatory authority (including any stock exchange) to disclose any Confidential Information, that Party agrees that it will: (i) to the extent legally permissible, provide the other Party with prompt written notice thereof prior to the required disclosure, (ii) if so requested by the other Party, use reasonable efforts (at the other Party’s expense) to seek a protective order or other determination to limit in whole or in part that disclosure obligation; (iii) save to the extent otherwise agreed by the other Party in writing, disclose only that portion of the Confidential Information which is legally required; and (iv) use its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information.
(d)    Each Party shall be entitled to disclose confidential information:
(i)    to its affiliates, its directors, officers, employees, agents and other representatives, its professional advisers, consultants, lawyers, accountants, auditors, rating agencies, insurers, or bank, provided that the recipient is bound by obligations of confidentiality that provide substantially similar protection to the terms of this Section 12 in respect of such information; and
(ii)    to enforce its rights under or in connection with this agreement or to defend against any dispute under or in connection with this agreement.
(e)    Notwithstanding the foregoing, the Client understands and acknowledges that the Manager may disclose in marketing materials or otherwise the performance and other characteristics of the Account or Investments in the Account whether aggregated with other clients or on a standalone basis and without referencing the Client’s name or logo.
13.    Independent Contractor.
The Manager is and will hereafter act as an independent contractor of the Client, and nothing in this Agreement may be interpreted or construed to create any employment, partnership, joint venture or other relationship between the Manager and the Client.
14.    Assignment.
(a)    Without limiting Section 14(b) in any respect, this Agreement and the rights and obligations of each Party hereunder shall not be assignable (and any attempted assignment thereof shall be void) without the prior written consent of each other Party hereto. This Agreement shall bind and inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
(b)    For the avoidance of doubt, either Party may assign its rights and obligations hereunder with the prior written consent of the other Party to an entity that controls, is controlled by or is under common control with the assigning Party; provided, that such entity shall assume the obligations of the assigning Party hereunder and provided, that the assigning Party provides the other Party with not less than 3 months’ prior notice in writing of any proposed assignment of rights and obligations hereunder (or such other period as may be agreed in writing by the Parties) which shall include the terms and conditions of such proposed assignment.
15.    Amendment.
(a)    If and to the extent the Manager considers modification of this Agreement necessary to comply with any requirement of the FCA or any other applicable regulatory authority or any modification to Applicable Law as well as rules or regulations (including, without limitation, the FCA Rules), the Manager may modify this Agreement accordingly by prior written notice to the Client, together with evidence of the required change, prior to such change becoming effective.
(b)    If and to the extent the Client considers modification of this Agreement necessary to comply with Applicable Law or any modification to Applicable Law as well as rules or regulations of any applicable regulatory authority, the Client may modify this Agreement accordingly by prior written notice to the Manager, together with evidence of the required change, prior to such change becoming effective.
(c)    Without prejudice to Section 15(a) or 15(b), if an amendment would adversely affect the other Party, the Parties will negotiate in good faith to amend this Agreement in line with the Parties’ economic interests under this Agreement prior to such amendment; provided that the adversely affected Party shall have no obligation to agree to such amendment, if the Parties fail to agree on such amendment, the Client and the Manager shall each have the ability to terminate the Agreement by providing thirty (30) days’ written notice to the other Party, and such purported amendment shall have no force or effect.
(d)    Subject to the foregoing, any amendment to this Agreement (including any of the Annexes) will be effective only if it is in writing and signed by the Manager and the Client.
16.    Governing Law and Jurisdiction.
(a)    Contractual and non-contractual obligations arising out of or in connection with this Agreement are governed by and shall be construed in accordance with the laws of England and Wales. The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement (including a dispute relating to any non-contractual obligation arising out of or in connection with it).
(b)    The Client irrevocably appoints Aspen Insurance UK Limited, an English private limited company registered with company number 01184193 (“Process Agent”) as its agent to receive on its behalf in England or Wales service of any proceedings. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Client) and shall be valid until such time as the Manager has received prior written notice that such agent has ceased to act as agent. If for any reason such agent ceases to be able to act as agent or no longer has an address in England or Wales, the Client shall forthwith appoint a substitute acceptable to the Manager and deliver to the Manager the new agent’s name and address within England and Wales.
17.    Notices.
(a)    All communications under this Agreement, including all investment proposals, orders, instructions or communications to transmit and execute orders, must be in writing and will be deemed duly given and received when delivered personally, when sent by facsimile transmission or by e-mail, three days after being sent by first class mail, or one Business Day after being deposited for next-day delivery with a nationally recognized overnight delivery service, all charges or postage prepaid, properly addressed to the Party to receive such notice at the Party’s address indicated below, or at any other address that either Party may designate by notice to the other.

(b)    Notices shall be served as set out below.
If to the Manager:
Apollo Management International LLP

Address:	1 Soho Place, London, W1D 3BG
Attention:	[ ]
Email:	[ ]
With a copy to any other email address (in addition to, or as a replacement for, any one or more of the foregoing) of which the Manager advises the Client from time to time.
If to the Client:
[Aspen entity]

Address:	[ ]

Attention:	General Counsel

Email:	[ ] and [ ]
With copies to: [                ], and to any other email address (in addition to, or as a replacement for, any one or more of the foregoing) of which the Client advises the Manager from time to time.
If to the Process Agent:
Aspen Insurance UK Limited

Address:	Aspen Insurance UK Limited, 30 Fenchurch Street, London, EC3M 3BD, United Kingdom

Attention:	UK General Counsel

Email:	[ ]
And to any other email address (in addition to, or as a replacement for, any one or more of the foregoing) of which the Process Agent advises the Manager and the Client from time to time.
18.    Severability.
The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any and all other provisions hereof.

19.    Entire Agreement.
This Agreement (including the Annexes) is the entire agreement of the Parties and supersedes all prior or contemporaneous written or oral negotiations, correspondence, understandings, and (subject to the last sentence of Section 1(a)) agreements (including any and all pre-existing agreements (including investment management or advisory agreements) regarding the subject matter hereof.
20.    Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
21.    No Third-Party Beneficiaries.
(a)    Except as expressly stated in this Agreement, this Agreement does not confer any rights on any person other than the Parties whether under the Contracts (Rights of Third Parties) Act 1999 (England), the Contracts (Rights of Third Parties) Act 2016 (Bermuda) or otherwise.
(b)    To the extent permitted under Applicable Law, but subject to Section 22 below, each Indemnified Person shall be entitled to enforce all the rights and benefits accorded to Indemnified Persons, respectively, by Section 7 at all times as if such person were a party to this Agreement.
(c)    The Parties may rescind, vary or terminate this Agreement in accordance with its terms without the consent of any Indemnified Person.
(d)    No Indemnified Person may assign in whole or in part, its rights under this Agreement without the prior written consent of the Manager, which may be withheld at the sole discretion of the Manager.
22.    Interpretation.
(a)    References to this Agreement shall include its recitals and Annexes.
(b)    Headings are for convenience only and are to be ignored in construing this Agreement.
(c)    References to statutory provisions, regulations, notices, the MiFID Organisational Regulation or the FCA Rules are to be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, superseded or re-enacted, and include references to all by-laws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom.
(d)    References to “including” in this Agreement shall mean “including, without limitation.”

(e)    References to “affiliates” of the Manager shall not include the Client or any of the Client’s related entities that are controlled by funds managed or advised by affiliates of Apollo, unless expressly stated otherwise.
(f)    References to any agreement or other document are to that agreement or other document as has been, or may be hereafter, amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof (and not prohibited by the terms hereof).
Signature Page Follows

IN WITNESS WHEREOF, this Agreement has been duly executed as a deed by or on behalf of the Parties hereto on the date first set forth above.

Executed as a deed by [Aspen entity] acting:

By:
Name:
Title:

By:
Name:
Title:

Executed as a deed by Apollo Management International LLP acting:

By:
Name:
Title:

In the presence of witness:

Name:
Address:

ANNEX A
ASSETS

ANNEX B
[Not used]

ANNEX C
[Not used]

ANNEX D
FEE SCHEDULE

ANNEX E
EXPENSE SCHEDULE

ANNEX F
CLIENT REPRESENTATIVES

ANNEX G
[Not used]

ANNEX H
REPORTS

ANNEX I
UN PRINCIPLES FOR RESPONSIBLE INVESTMENT

ANNEX J
Change of Control Planning